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                         UNITED SECURITY BANCORPORATION





                           SUBSIDIARIES OF REGISTRANT


1.       United Security Bank (Washington)

2.       Home Security Bank (Washington)

3.       USB Insurance Agencies, Inc. (Washington)

4.       USB Leasing, Inc. (Washington)

5.       USB Mortgage Company, Inc. (Washington)















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